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                                                                 EXHIBIT 10.13.3

                     FOURTH MODIFICATION OF LEASE AGREEMENT

                  This Fourth Modification of Lease Agreement ("Agreement"), made this day of November, 2002, by and between METROPLEX ASSOCIATES, a New Jersey partnership, having an address c/o of Atlantic Realty Development Corporation, 90 Woodbridge Center Drive, Woodbridge, New Jersey 07095 (the "Landlord"), and HANOVER CAPITAL MORTGAGE CORPORATION., a Missouri corporation, having an address at Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817 (the "Tenant").

                              W I T N E S S E T H:

                  WHEREAS, by lease dated March 9, 1994 (the "Original Lease"), Landlord leased to Tenant and Tenant hired from Landlord certain premises (the "Original Space") having a gross rentable area of approximately 5,834 square feet constituting a portion of the third floor of the building (the "Building") known as Metroplex Corporate Center I, 100 Metroplex Drive, Edison, New Jersey 08817; and

                  WHEREAS, by document entitled "First Modification and Extension of Lease Agreement", dated February 28, 1997 (the "First Modification"), the term of the Lease was extended until 6:00 p.m. on June 30, 2002; and

                  WHEREAS, by document entitled "Second Modification and Extension of Lease Agreement", dated April 22, 2002 (the "Second Modification"), the term of the Lease was extended until 6:00 p.m. on April 30, 2005; and

                  WHEREAS, by document entitled "Third Modification of Lease Agreement", dated May 8, 2002 (the "Third Modification"), Landlord leased to Tenant certain additional space having a gross rentable area of approximately 777 square feet located on the third floor of the Building (the "Additional Space"); and

                  WHEREAS, the Original Space and the Additional Space are herein collectively referred to as the "Premises"); and

                  WHEREAS, the Original Lease, the First Modification, the Second Modification and the Third Modification are herein collectively referred to as the "Lease"; and

                  WHEREAS, Landlord and Tenant desire to further modify the Lease as hereinafter provided;

                  NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

                  1. Premises. Upon the New Space Commencement Date (as said term is hereinafter defined), the definition and description of the Premises in the Lease shall be modified and amended (i) to delete the Additional Space, and (ii) to include certain additional premises having a gross rentable area of approximately 3,890 square feet constituting a portion of the second floor of the Building (the "New Space"), which New Space is more particularly described on Exhibit A annexed hereto. As a result of the foregoing, the definition and description of the Premises in the Lease, shall, as of the New Space Commencement Date, refer to the Original Space described in the Original Lease together with the New Space described herein, and shall have a gross rentable area of approximately 9,724 square feet.

                  2. Term. (a) The term for the New Space shall commence on the date (the "New Space Commencement Date") Landlord delivers possession of the New Space to Tenant with the New Space Work (as said term is hereinafter defined), exclusive of so-called "punchlist" items, substantially completed. The New Space Work shall be deemed substantially completed at such time as the only items of New Space Work to be completed are those which will not

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substantially interfere with Tenant's use and occupancy of the New Space.
Notwithstanding the foregoing, should Landlord be delayed in delivering possession of the New Space to Tenant, or in substantially completing the New Space Work, by reason of Tenant's delay, lack of cooperation, request for changes in the New Space Work, or the performance of work by anyone employed or engaged by Tenant, or by reason of any other act or omission of Tenant, the New Space Commencement Date shall be the date which is the earlier of (i) the date when Landlord delivers possession of the New Space to Tenant with the New Space Work, exclusive of so-called "punchlist" items, substantially completed as hereinabove provided, or (ii) the date when Landlord would have delivered possession of the New Space to Tenant with the New Space Work, exclusive of so-called "punchlist" items, substantially completed but for the occurrence of any Tenant delay referred to above. The term for the New Space shall be co-terminus with the term of the Lease (ie, expiring at 6:00 p.m. on April 30, 2005).

                  (b) On the New Space Commencement Date, the Lease shall be terminated with respect to the Additional Space. All Fixed Rent, additional rent and other charges required to be paid by Tenant with respect to the Additional Space shall be paid and all of Tenant's other obligations under the Lease with respect to the Additional Space shall be performed, up to and including the New Space Commencement Date. Tenant shall, on or before the New Space Commencement Date, surrender the Additional Space to Landlord in the condition in which the Premises are required to be surrendered by Tenant in accordance with the provisions of the Lease. Failure of Tenant to comply with its obligations pursuant to this Section 2(b) shall constitute a default by Tenant under the Lease. In addition, in the event Tenant fails to surrender the Additional Space to Landlord as aforesaid on or before the New Space Commencement Date, in addition to any damages to which Landlord may be entitled or other remedies Landlord may have by law, Tenant shall pay to Landlord a rental for the period it remains in possession of the Additional Space after the New Space Commencement Date, at the rate of (i) twice the Fixed Rent then being paid by Tenant allocable to the Additional Space, plus (ii) all items of additional rent and other charges then being paid by Tenant allocable to the Additional Space. Nothing herein contained shall be deemed to give Tenant any right to remain in possession of the Additional Space after the New Space Commencement Date. Landlord shall not be required to deliver possession of the New Space to Tenant unless and until Tenant has complied with its obligations pursuant to this Section 2(b); however, in no event will the New Space Commencement Date be delayed as a result thereof.

                  3. Fixed Rent. (a) Commencing on the New Space Commencement Date and continuing through April 30, 2005, Tenant shall pay to Landlord Fixed Rent for the New Space in an amount equal to the product of the gross rentable area of the New Space multiplied by $15.50 per square foot (ie. 3,890 square feet x $15.50 = $60,295.00 per annum/$5,024.58 per month). In addition to the Fixed Rent payable for the New Space as hereinabove set forth, Tenant shall continue to pay to Landlord Fixed Rent for the Original Space at the rates set forth in the Second Modification.

                  (b) Fixed Rent shall be payable in equal monthly installments, as aforesaid, in advance on the first day of each and every calendar month of the term of the Lease in lawful money of the United States of America in the office of Landlord or at such other place as may hereafter be designated by Landlord. Fixed Rent shall be paid to Landlord without notice or demand and without deduction, setoff or other charge therefrom or against the same.

                  4. Proportionate Share. The Lease is amended to provide that effective as of the New Space Commencement Date, provided that Tenant has vacated the Additional Space in accordance with the terms hereof, Tenant's Proportionate Share, as defined in Article 3 of the Original Lease, shall be changed from 5.25 % to 7.73 %. If Tenant has not vacated the Additional Space in accordance with the terms hereof, Tenant's Proportionate Share shall be 8.35 % until such time as Tenant vacates the Additional Space in accordance with the terms hereof.

                  5. Insurance. The Lease is supplemented to provide that Tenant shall, at its cost and expense, procure all policies of insurance for the purpose of insuring the New Space in accordance with the terms set forth in
Article 4 of the Original Lease. Policies of such insurance,

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or certificates thereof, together with reasonable evidence of premium payment therefor, shall be delivered to Landlord upon execution of this Agreement.

                  6. Additional Rent. All provisions for the payment of additional rent set forth in the Lease, including, without limitation, all provisions pertaining to the payment of "Operating Costs" and "taxes" (as said terms are defined in Article 18 of the Lease) shall continue to apply without modification, except as may be set forth herein.

                  7. Electric Charges. The Lease is supplemented to provide that from and after the New Space Commencement Date, in addition to Tenant's obligation to pay all charges for electricity, light, heat or other utility used by Tenant at the Original Space, Tenant shall also pay, as additional rent, all charges for electricity, light, heat or other utility used by Tenant at the New Space. If electric energy consumed in the New Space is not separately metered, either by the utility company or by Landlord, and billed to Tenant, Tenant shall pay Landlord for such electric energy the sum of $4,862.50 per annum (ie, $1.25 per square foot of gross rentable area of the New Space) in equal monthly installments of $405.21 each on the first day of each month during the term of the Lease commencing on the New Space Commencement Date. Such sum of $4,862.50 shall be subject to increase in accordance with increases in electric charges payable by Landlord. In addition, either Landlord or Tenant may, at any time, at its sole cost and expense, engage an electrical consultant, approved by Landlord, to make a survey of the electric energy demand in the New Space and to determine the average monthly electric consumption in the New Space. The findings of said consultant as to the average monthly electric consumption of Tenant shall be deemed conclusive and binding upon the parties. From and after said consultant has submitted its report, Tenant shall pay to Landlord, as additional rent, on the first day of each month during the balance of the term of the Lease (or until another such survey is performed or a separate electric meter is installed for the New Space), in advance, the amount set forth in the survey as the monthly electric consumption.

                  8. Brokerage Commission. Tenant warrants and represents that it has not dealt or negotiated with any real estate broker or salesman in connection with this Agreement other than Newmark Real Estate of New Jersey, L.L.C. (the "Broker") or representatives thereof. Tenant shall and hereby does indemnify and hold Landlord harmless from and against any real estate commissions, fees, charges or the like, or claims therefor, including any and all costs incurred in connection therewith, arising out of the within transaction payable to any party other than the Broker except to the extent any such claim or commission is based solely upon Landlord's acts. Landlord shall pay any commission due to the Broker pursuant to a separate agreement.

                  9. New Space Work. Landlord shall, at its cost and expense, perform the following work at the New Space ("New Space Work"): (i) paint throughout the entire New Space plus two (2) rooms in the Original Space using Building standard paint, (ii) tape and glue carpet where necessary in the New Space, and (iii) reinstall lower cabinet door in the New Space. In addition to the New Space Work, Landlord shall, within a reasonable period of time after written request by Tenant, at Tenant's cost and expense, core the floor of the New Space for cables (the "Cable Work"). Landlord's cost to perform the Cable Work shall be based on Landlord's time and materials. Tenant shall pay Landlord Landlord's Cost to perform the Cable Work within ten (10) days of being billed therefor by Landlord. It is expressly understood and agreed to by and between the parties hereto that, except for the New Space Work, Tenant shall accept possession of the New Space in its present condition "as is", and Landlord shall not be obligated to perform any additional work of any type or nature whatsoever in connection with this Agreement. Tenant shall, at its cost and expense, obtain any governmental permits and approvals which may be required for its use or occupancy of the New Space.

                  10. Right of First Notification. Tenant's Right of First Notification, set forth in the First Modification and the Second Modification, shall not apply to the New Space.

                  11. Defined Terms. The terms used in this Agreement and not defined herein shall have the respective meanings indicated in the Lease, unless the context requires otherwise.

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                  12.      No Other Changes. The intent of this Agreement is
only to modify and amend those provisions of the Lease as herein specified. Except as herein specifically modified, changed and amended, all of the terms and conditions of the Lease shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Fourth Modification of Lease Agreement as of the day and year first above written.

WITNESS:                                        METROPLEX ASSOCIATES
                                                (Landlord)

                                                By: /s/ David Halpern, Partner
___________________________________                 ----------------------------
                                                        David Halpern, Partner

ATTEST:                                         HANOVER CAPITAL MORTGAGE CORP.
                                                (Tenant)

                                                By: /s/ John Burchett,
By:________________________________                 ----------------------------
                                                        John Burchett, President
Name:______________________________

Title:_____________________________

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                                    EXHIBIT A

                                ADDITIONAL SPACE

                                  [FLOOR MAP]

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